EXHIBIT 10.49

AMENDED AND RESTATED NOTE

$4,500,000.00	Chicago, Illinois
February 3, 2005

FOR VALUE RECEIVED, the undersigned, CERUS CORPORATION, a Delaware Corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of BAXTER CAPITAL CORPORATION, a Delaware corporation (“Lender”) the sum of FOUR MILLION AND FIVE HUNDRED THOUSAND 00/100 DOLLARS ($4,500,000.00) and all remaining amounts due hereunder in the amounts, on the dates and in the manner as set forth in the Loan and Security Agreement by and among the Borrower and the Lender dated as of November 15, 2002 (as amended from time to time “Loan Agreement”).  Interest shall accrue on the unpaid principal amount hereunder at the Interest Rate until such time as the amounts hereunder are paid in full, such interest payable at the times set forth in the Loan Agreement with all outstanding amounts due and payable no later than the Maturity Date.  All interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The Borrower may prepay in whole or in part any time without any premium or penalty, notwithstanding any refinancing, renewal, extension or modification of this note.

Both principal and interest are payable exclusively lawful money of the United States of America so that the funds are available to the Lender not later than 11:00 a.m. (Chicago time) on the due dates and in the amounts specified in the Loan Agreement.  All amounts shall be paid to the Lender’s account at Bank One, N.A., Indianapolis, Indiana.  All advances made by the Lender to the Borrower, and the respective maturities thereof, and all payments made on account of principal thereof, shall be recorded in the books and records of the Lender and shall be deemed to be conclusively correct absent manifest error.  Failure by the Lender to record such advances or payments shall not relieve the Borrower of any obligation with respect to such loan or payment.

This Amended and Restated Note is a substitute note for the Revolving Note referred to in, and is entitled to the benefits of, the Loan Agreement.  The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.  In addition, upon the occurrence of an Event of Default as therein defined, this Amended and Restated Note and all amounts owed hereunder shall accrue interest at two hundred basis points (2.0%) above the interest rate applicable immediately before such event occurred.

Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived.  In the event of an Event of Default the Borrower agrees to pay costs of collection and reasonable attorneys’ fees in connection therewith.

This Amended and Restated Note evidences the same indebtedness as did the Revolving Note dated November 15, 2002 in the original principal amount of $50,000,000.00 from the undersigned to the Lender (the “Prior Note”) which is amended and restated hereby.  This note is issued in substitution for (and not in discharge of the indebtedness evidenced by) the Prior Note.

Capitalized terms used but not defined herein have the same meanings as in the Loan Agreement.

This Amended and Restated Note shall be governed by, and construed in accordance with, the internal laws (as distinguished from the conflicts of laws rules) of the State of Illinois.

CERUS CORPORATION

By:	/s/ Claes Glassell
Name:	Claes Glassell
Title:	President, CEO